EXHIBIT 23.11

                  [CAI, ZHANG & LAN LETTERHEAD]



June 6, 1997



Panda Global Energy Company
Panda Global Holdings, Inc.
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, TX  75244

Ladies and Gentlemen:

We hereby consent to the references to our firm in the Registration Statement on Form S-1 of Panda Global Energy Company and Panda Global Holdings, Inc., under the captions: (i) Risk Factors -- Considerations Relating to the PRC - Legal and Regulatory Considerations, (ii) Risk Factors - Considerations Relating to the PRC - Governmental Regulation of Power Rates,
(iii) Description of the Projects - The Luannan Facility - Governmental Approvals, (iv) Certain Tax Considerations of the Exchange Offer - PRC Taxation, and (v) Legal Matters.

Very truly yours,

CAI, ZHANG & LAN




By:  /s/ Chungsheng Cai
     Chunsheng Cai